                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant / /

     Filed by a party other than the registrant /X/

     Check the appropriate box:

     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     /x/ Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              SARA LEE CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                               BOWNE OF CHICAGO
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- - --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- - --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

     (3) Filing party:

- - --------------------------------------------------------------------------------

     (4) Date filed:

- - --------------------------------------------------------------------------------
- - -------------------------
1Set forth the amount on which the filing fee is calculated and state how it was determined.

                         [SARA LEE CORPORATION LOGO]

  ---------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 27, 1994
  ---------------------------------------------------------------------------

TO THE STOCKHOLDERS OF
SARA LEE CORPORATION:

     Notice is hereby given that the annual meeting of the stockholders of SARA LEE CORPORATION will be held at THE ART INSTITUTE OF CHICAGO, ARTHUR RUBLOFF AUDITORIUM, COLUMBUS DRIVE BETWEEN MONROE AND JACKSON STREETS, CHICAGO, ILLINOIS, on Thursday, October 27, 1994, at 10:00 A.M., Chicago time, for the following purposes:

          1. to elect 18 directors;

          2. to consider and vote upon proposed amendments to the Employee Stock Purchase Plan, as amended;

          3. to ratify the appointment of Arthur Andersen LLP as the independent public accountants of Sara Lee Corporation for fiscal year 1995;

          4. to consider and vote upon a stockholder proposal concerning annual executive compensation, if properly presented to the meeting;

          5. to consider and vote upon a stockholder proposal concerning Sara Lee's executive severance policy, if properly presented to the meeting; and

          6. to transact such other business as may properly come before the meeting or any adjournments thereof.

     Stockholders of record at the close of business on September 1, 1994, are entitled to notice of and to vote at the annual meeting.

     Your attention is directed to the accompanying Proxy Statement and Proxy.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO MARK, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          Gordon H. Newman
                                          Senior Vice President and Secretary

September 15, 1994

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       -----
NOTICE OF ANNUAL MEETING............................................................   Cover
PROXY STATEMENT.....................................................................       1
ELECTION OF 18 DIRECTORS............................................................       2
OWNERSHIP OF COMMON STOCK BY DIRECTORS,
  NOMINEES AND EXECUTIVE OFFICERS...................................................       8
MEETINGS AND CERTAIN COMMITTEES OF THE BOARD........................................       9
  Audit Committee...................................................................       9
  Compensation and Employee Benefits Committee......................................       9
  Board Affairs Committee...........................................................       9
DIRECTOR COMPENSATION...............................................................       9
EXECUTIVE COMPENSATION..............................................................      10
  Report of the Compensation and Employee Benefits Committee on Executive
     Compensation...................................................................      10
  Performance Graph.................................................................      13
  Summary Compensation Table........................................................      14
  Option Grants Table...............................................................      15
  Option Exercises and Fiscal Year-End Values.......................................      16
RETIREMENT PLANS....................................................................      16
  Pension Plan......................................................................      16
  Employee Stock Ownership Plan.....................................................      17
PROPOSED AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED.................      18
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.......................................      19
STOCKHOLDER PROPOSAL CONCERNING ANNUAL EXECUTIVE COMPENSATION.......................      19
STOCKHOLDER PROPOSAL CONCERNING SARA LEE'S EXECUTIVE SEVERANCE POLICY...............      21
STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING.......................................      22
OTHER MATTERS.......................................................................      23
APPENDIX A -- SEVERANCE POLICY FOR CORPORATE OFFICERS...............................     A-1

                          [SARA LEE CORPORATION LOGO]

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Sara Lee Corporation ("Sara Lee") to be voted at the annual meeting of stockholders to be held on October 27, 1994, or any adjournments thereof ("Annual Meeting"). A stockholder returning a proxy may revoke it at any time prior to the voting at the Annual Meeting. A proxy returned by a stockholder which is not subsequently revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a returned and duly executed proxy, the shares represented by the proxy will be voted FOR the election of the 18 nominees for director, FOR the proposed amendments to the Employee Stock Purchase Plan, FOR the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of Sara Lee for fiscal year 1995, AGAINST the stockholder proposal concerning annual executive compensation, and AGAINST the stockholder proposal concerning Sara Lee's executive severance policy.

     If you are a stockholder and also participate in the Sara Lee Corporation Employee Stock Ownership Plan (the "ESOP"), in the Sara Lee Corporation Common Stock Fund under any of Sara Lee's employee retirement or savings plans (collectively, the "Savings Plans"), or in Sara Lee's Dividend Reinvestment Plan (the "DRP"), you will receive one proxy with respect to all shares registered in the same name. Stockholders whose accounts are not registered in the same name will receive a separate proxy with respect to their individual and ESOP, Savings Plan or DRP shares. The trustees of the ESOP or the Savings Plans, as applicable, will vote shares held in any of such plans in accordance with the instructions on your proxy. If a participant in the ESOP or any of the Savings Plans does not return a proxy, the participant's ESOP or Savings Plan shares shall be voted by the ESOP or Savings Plan trustee, as applicable, in the same proportion as shares for which voting instructions have been received.

     Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of the stockholders of Sara Lee which identify the specific vote of a stockholder shall be confidential, and that such votes shall not be revealed to any employee of Sara Lee or any third party other than to the non-employee tabulator of such votes or an independent election inspector appointed to certify the results of the stockholder vote, except (1) as shall be necessary to meet applicable legal requirements or (2) in the event there shall be filed with the Securities and Exchange Commission a proxy solicitation in opposition to the election of the Board of Directors.

     Only stockholders of record at the close of business on September 1, 1994, are entitled to notice of and to vote at the Annual Meeting. As of September 1, 1994, there were 481,761,768 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, each share being entitled to cast one vote, and 4,637,113 shares of Employee Stock Ownership Plan Convertible Preferred Stock ("ESOP Stock") outstanding and entitled to vote at the Annual Meeting, each share being entitled to cast 5.133 votes. A majority of the shares voting at the Annual Meeting is required for approval of each of the proposals presented in this Proxy Statement. Under applicable Maryland law, in determining whether a proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote.

     The mailing address of the principal office of Sara Lee is Three First National Plaza, Chicago, Illinois 60602-4260. This Proxy Statement and enclosed proxy were first mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about September 15, 1994.

                            ELECTION OF 18 DIRECTORS

     The names of, and certain information with respect to, the nominees for election as directors, to serve until the 1995 annual meeting of stockholders or until their successors are elected and qualified, are set forth below and were furnished to Sara Lee by the nominees. Except for Donald J. Franceschini, who was elected as a director on January 27, 1994, and Hans B. van Liemt, all of the nominees have been previously elected as directors by the stockholders. Baron Gualtherus Kraijenhoff, a director since 1978, having attained retirement age, is not standing for re-election. Sara Lee is deeply appreciative of Baron Kraijenhoff's dedicated service and valuable contributions as a member of the Board of Directors and its committees.

     If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes proposed by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The affirmative vote of a majority of the votes cast is required for the election of each nominee for director.

     The following information is furnished with respect to each nominee for election as a director. The ages of the nominees are as of October 27, 1994.

- - ----------------------
(PHOTO OF                     PAUL A. ALLAIRE
 PAUL A. ALLAIRE)
                              Chairman and Chief Executive Officer of Xerox
                              Corporation (information processing). Mr. Allaire
                              became a director of Sara Lee in 1989. He is a
                              director of Rank Xerox Limited, Fuji Xerox Co.,
                              Ltd., Xerox Financial Services, Inc., SmithKline
                              Beecham plc and the New York Stock Exchange, and a
                              trustee of Carnegie-Mellon University and
                              Worcester Polytechnic Institute. Mr. Allaire is a
                              member of the Board of the Council on Foreign
                              Relations and Chairman of the Council on
                              Competitiveness. He is a trustee of the National
                              Planning Association and a member of The Business
- - ----------------------        Council and the Business Roundtable. Mr. Allaire
                              is a member of the Compensation and Employee
                              Benefits and Finance Committees of Sara Lee.
                              Age 56.

- - ----------------------
(PHOTO OF                     FRANS H.J.J. ANDRIESSEN
 FRANS H.J.J.
 ANDRIESSEN)
                              Professor in European Integration at the University of Utrecht in the Netherlands. Mr.
                              Andriessen became a member of the Commission of the European Communities in 1981, and was first
                              Vice President of the Commission from 1989 until 1993. He became a director of Sara Lee in 1993.
                              Mr. Andriessen is a member of the Audit and Employee and Public Responsibility Committees of
                              Sara Lee. Age 65.

- - ----------------------

- - ----------------------
(PHOTO OF                     JOHN H. BRYAN
 JOHN H. BRYAN)
                              Chairman of the Board and Chief Executive Officer
                              of Sara Lee. Mr. Bryan became a director of Sara
                              Lee in 1974. He is a director of Amoco
                              Corporation, First Chicago Corporation and its
                              subsidiary, The First National Bank of Chicago,
                              and General Motors Corporation. Mr. Bryan is a
                              past chairman and a director of the Grocery
                              Manufacturers of America, Inc., a member of The
                              Business Council and the Business Roundtable, and
                              a director and past national chairman of the
                              Business Committee for the Arts. He is Chairman of
                              Catalyst and a trustee of the University of
- - ----------------------        Chicago, Vice President and Treasurer of the
                              Board of Trustees of The Art Institute of Chicago and Chairman of the Chicago Council on Foreign
                              Relations. Mr. Bryan is Chairman of the Executive
                              Committee and a member of the Board Affairs, Employee and Public Responsibility and Finance
                              Committees of Sara Lee.  Age 58.

- - ----------------------
(PHOTO OF                     DUANE L. BURNHAM
 DUANE L. BURNHAM)
                              Chairman of the Board and Chief Executive Officer
                              of Abbott Laboratories (health care products and
                              services) since 1990. Mr. Burnham has held senior
                              management positions with Abbott Laboratories
                              since 1982. He became a director of Sara Lee in
                              1991. Mr. Burnham is a member of the Business
                              Roundtable and the Commercial Club of Chicago. He
                              is also a member of the boards of The Federal
                              Reserve Bank of Chicago, Evanston (Illinois)
                              Hospital, the Healthcare Leadership Council, the
                              Lyric Opera (Chicago), and the Chicago Council on
- - ----------------------        Foreign Relations. Mr. Burnham is a trustee of
                              Northwestern University and the Museum of Science and Industry (Chicago), and a member of the Advisory Board of the J. L. Kellogg Graduate
                              School of Management at Northwestern University.
                              He is a member of the Audit and Compensation and Employee Benefits Committees of Sara Lee. Age 52.

- - ----------------------
(PHOTO OF                     CHARLES W. COKER
 CHARLES W. COKER)
                              Chairman of the Board and Chief Executive Officer
                              of Sonoco Products Company (packaging products
                              manufacturer). Mr. Coker was President of Sonoco
                              Products Company from 1970 to 1990. He became a
                              director of Sara Lee in 1986. Mr. Coker is also a
                              director of NationsBank Corporation (formerly NCNB
                              Corporation), Springs Industries, Inc., Carolina
                              Power and Light Company, Palmetto Seed Capital
                              Corporation and the American Forest & Paper
                              Association. He is a member of the Board of
                              Hollings Cancer Center. Mr. Coker is a member of
- - ----------------------        the Audit and Finance Committees of Sara Lee.
                              Age 61.

- - ----------------------
(PHOTO OF                     WILLIE D. DAVIS
 WILLIE D. DAVIS)
                              President of All-Pro Broadcasting, Inc. (radio
                              stations), a privately owned company. Mr. Davis
                              became a director of Sara Lee in 1983. He is also
                              a director of The Dow Chemical Company, Kmart
                              Corporation, Alliance Bank (Culver City,
                              California), Johnson Controls Inc., MGM Grand Inc.
                              and WICOR. Mr. Davis is a trustee of the
                              University of Chicago, Marquette University and
                              Occidental College. He is Chairman of the Employee
                              and Public Responsibility Committee and a member
                              of the Board Affairs, Compensation and Employee
                              Benefits and Executive Committees of Sara Lee.
- - ----------------------        Age 60.

- - ----------------------
(PHOTO OF                     DONALD J. FRANCESCHINI
 DONALD J.
 FRANCESCHINI)
                              Executive Vice President of Sara Lee since January
                              1994, Senior Vice President from 1993 to January
                              1994, and Vice President from 1992 to 1993. Mr.
                              Franceschini was President of Playtex Apparel,
                              Inc. from 1986 until its acquisition by Sara Lee
                              in 1991. He became a director of Sara Lee in
                              January 1994. Mr. Franceschini is a past president
                              of the State of Delaware-American Institute of
                              Industrial Engineers, and a member/patron of The
                              Fairfield Historical Society (Fairfield,
                              Connecticut). He is a member of the Employee and
                              Public Responsibility and Finance Committees of
- - ----------------------        Sara Lee. Age 59.

- - ----------------------
(PHOTO OF                     ALLEN F. JACOBSON
 ALLEN F. JACOBSON)
                              Retired Chairman of the Board and Chief Executive
                              Officer and a director of Minnesota Mining &
                              Manufacturing Company (industrial, imaging, and
                              health care products). Mr. Jacobson was Chairman
                              of the Board and Chief Executive Officer of
                              Minnesota Mining & Manufacturing Company from 1986
                              to 1991. He became a director of Sara Lee in 1990.
                              Mr. Jacobson is also a director of Abbott
                              Laboratories, Deluxe Corporation, Mobil
                              Corporation, Northern States Power Company,
                              Potlatch Corporation, Prudential Insurance
                              Company, Silicon Graphics, Inc., U S WEST, Inc.
- - ----------------------        and Valmont Industries, Inc. He is Chairman of
                              the United States Council for International
                              Business and The Conference Board. Mr. Jacobson is also a member of The Business Council and the National Academy of Engineering. He is Chairman of the Compensation and Employee Benefits
                              Committee and a member of the Audit, Board
                              Affairs and Executive Committees of Sara Lee.
                              Age 68.

- - ----------------------
(PHOTO OF                     VERNON E. JORDAN, JR.
 VERNON E.
 JORDAN, JR.)
                              Senior partner of the Washington, D.C. law firm of
                              Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr.
                              Jordan became a director of Sara Lee in 1989. He
                              served as President of the National Urban League,
                              Inc. from 1972 to 1982. Mr. Jordan is a director
                              of American Express Company, Bankers Trust New
                              York Corporation and its subsidiary, Bankers Trust
                              Company, Corning Incorporated, Dow Jones &
                              Company, Inc., J.C. Penney Company, Inc., Revlon
                              Group, Inc., Ryder System, Inc., Union Carbide
                              Corporation and Xerox Corporation. He is also a
- - ----------------------        director of the Ford Foundation and The Lyndon
                              Baines Johnson Foundation, and is Chairman of the Board of the National Academy Foundation and the Roy Wilkins Foundation. Mr. Jordan is a trustee of Howard University and The Brookings
                              Institution and a governor of the Joint Center for Political and Economic Studies. He is a member of the Audit and Employee and Public Responsibility
                              Committees of Sara Lee. Age 59.

- - ----------------------
(PHOTO OF                     JAMES L. KETELSEN
 JAMES L. KETELSEN)
                              Retired Chairman of the Board and Chief Executive
                              Officer of Tenneco Inc. (diversified industrial
                              corporation). He was Chairman of the Board and
                              Chief Executive Officer of Tenneco Inc. from 1978
                              to 1992. Mr. Ketelsen became a director of Sara
                              Lee in 1982. He is also a director of GTE
                              Corporation and J.P. Morgan & Co. and its
                              subsidiary, Morgan Guaranty Trust Co. Mr. Ketelsen
                              is a trustee of Northwestern University. He is a
                              member of the Employee and Public Responsibility
                              and Finance Committees of Sara Lee. Age 63.
- - ----------------------

- - ----------------------
(PHOTO OF                     HANS B. VAN LIEMT
 HANS B. VAN LIEMT)
                              Retired Chairman of the Board of Management of DSM
                              NV (chemicals). Mr. van Liemt served as Chairman
                              of the Board of Management of DSM NV from 1984 to
                              1993. He is Vice Chairman of the Supervisory Board
                              of Sara Lee/DE, N.V., a wholly-owned subsidiary of
                              Sara Lee. Mr. van Liemt is Chairman of the
                              Supervisory Boards of Gamma Holding NV and Oce-Van
                              der Grinten NV and Vice Chairman of the
                              Supervisory Board of Hollandsche Beton Groep NV.
                              He is also a member of the Supervisory Boards of
                              ABN-AMRO Holding NV, Van Leer Group Foundation,
- - ----------------------        NV Verenigd Bezit VNU and Stienstra Holding BV.
                              Mr. van Liemt is a trustee of the Foundation of the Catholic University of Nijmegen, the Lucas-Franciscus Rehabilitation Foundation, the
                              Preference Shares Foundation of Koninklijke PTT
                              NV, and the Preference Shares Foundation of
                              Philips NV. Age 61.

- - ----------------------
(PHOTO OF                     JOAN D. MANLEY
 JOAN D. MANLEY)
                              Retired Group Vice President and retired director
                              of Time Incorporated (communications). Mrs. Manley
                              became a director of Sara Lee in 1982. She is also
                              a director of Aon Corporation, Scholastic
                              Corporation and Viking Office Products, Inc. Mrs.
                              Manley is a member of the Audit and Employee and
                              Public Responsibility Committees of Sara Lee. Age
                              62.
- - ----------------------

- - ----------------------
(PHOTO OF                     C. STEVEN MCMILLAN
 C. STEVEN MCMILLAN)
                              Executive Vice President of Sara Lee since 1993,
                              Senior Vice President from 1986 to 1993. Mr.
                              McMillan became a director of Sara Lee in 1993. He
                              is a member of the Advisory Board of the Stedman
                              Nutrition Center of the Duke University Medical
                              School, a member of the Board of Advisors of Troy
                              State University Business School, and a member of
                              the Productivity Council of Grocery Manufacturers
                              of America, Inc. Mr. McMillan is a member of the
                              Employee and Public Responsibility and Finance
                              Committees of Sara Lee. Age 48.
- - ----------------------

- - ----------------------
(PHOTO OF                     NEWTON N. MINOW
 NEWTON N. MINOW)
                              Counsel to, and former partner of, the Chicago law
                              firm of Sidley & Austin. He became a director of
                              Sara Lee in 1988. Mr. Minow served as Chairman of
                              the Federal Communications Commission from 1961 to
                              1963. He is also a director of Aon Corporation,
                              Foote, Cone & Belding Communications, Inc.,
                              Manpower, Inc. and Tribune Company. Mr. Minow is
                              Chairman of the Carnegie Corporation of New York,
                              a trustee and former chairman of the Board of
                              Trustees of the RAND Corporation, and former
                              chairman of the Board of Governors of the Public
- - ----------------------        Broadcasting Service. He is also a trustee of the
                              University of Notre Dame and a life trustee of
                              Northwestern University, where he is director of
                              the Annenberg Washington Program and serves as
                              the Walter H. Annenberg Professor of
                              Communications Law and Policy. Mr. Minow is
                              Chairman of the Audit Committee, and a member of
                              the Board Affairs, Employee and Public
                              Responsibility, and Executive Committees of Sara
                              Lee. Age 68.

- - ----------------------
(PHOTO OF                     MICHAEL E. MURPHY
 MICHAEL E. MURPHY)
                              Vice Chairman and Chief Financial and
                              Administrative Officer of Sara Lee since 1993,
                              Executive Vice President and Administrative
                              Officer from 1979 to 1993. He became a director of
                              Sara Lee in 1979. Mr. Murphy is a director of GATX
                              Corporation. He is a member of the advisory board
                              of the J.L. Kellogg Graduate School of Management
                              of Northwestern University, member of the Chicago
                              Committee of the Chicago Council on Foreign
                              Relations, member of the Executive Committee of
                              the Civic Federation of Chicago and a director of
- - ----------------------        Northwestern Memorial Corporation (university
                              hospitals), the Lyric Opera (Chicago) and Jobs-for-Youth (Chicago). Mr. Murphy is a member of the Employee and Public Responsibility, Executive and Finance Committees of Sara Lee. Age
                              58.

- - ----------------------
(PHOTO OF                     SIR ARVI H. PARBO A.C.
 SIR ARVI H.
 PARBO A.C.)
                              Chairman of Western Mining Corporation Holdings
                              Limited (exploration and mining) since 1974, and
                              also Chairman of Alcoa of Australia Limited,
                              Munich Reinsurance Company of Australia Limited
                              and Zurich Australian Insurance Group. Sir Arvi
                              became a director of Sara Lee in 1991. He is a
                              director of Aluminum Company of America and of
                              Hoechst Australia Investments Proprietary Limited,
                              and a member of the Chase International Advisory
                              Committee. Sir Arvi is a member of the Audit and
                              Compensation and Employee Benefits Committees
- - ----------------------        of Sara Lee. Age 68.

- - ----------------------
(PHOTO OF                     ROZANNE L. RIDGWAY
 ROZANNE L. RIDGWAY)
                              Co-Chair of The Atlantic Council of the United
                              States (association to promote understanding of
                              international security, political and economic
                              problems) since 1993, President from 1989 to 1993,
                              and since July 1994, Chair of the Baltic American
                              Enterprise Fund. She became a director of Sara Lee
                              in 1992. Ambassador Ridgway served in the U.S.
                              Foreign Service from 1957 until her retirement in
                              1989, including assignments as Deputy Assistant
                              Secretary of State and Ambassador for Oceans and
                              Fisheries Affairs; Ambassador to Finland;
- - ----------------------        Counselor of the Department of State;  Special
                              Assistant to the Secretary of State; Ambassador to the German Democratic Republic; and from 1985 to 1989, Assistant Secretary of State for
                              European and Canadian Affairs. Ambassador Ridgway is a director of Bell Atlantic Corporation, The
                              Boeing Company, Citicorp and its subsidiary, Citibank, Minnesota Mining & Manufacturing
                              Company, RJR Nabisco, Inc., and Union Carbide
                              Corporation. She serves on the International
                              Advisory Board of the New Perspective Fund.
                              Ambassador Ridgway is also a director of the Center for Naval Analysis and of the Council on Ocean Law and a trustee of the National
                              Geographic Society and of Hamline University,
                              Vice Chairman of the American Academy of
                              Diplomacy, and a Fellow of the National Academy of Public Administration. She is a member of the Employee and Public Responsibility and Finance
                              Committees of Sara Lee. Age 59.

- - ----------------------
(PHOTO OF                     RICHARD L. THOMAS
 RICHARD L. THOMAS)
                              Chairman of the Board and Chief Executive Officer
                              of First Chicago Corporation (bank holding
                              company) and its subsidiary, The First National
                              Bank of Chicago. Mr. Thomas became a director of
                              Sara Lee in 1976. He is also a director of CNA
                              Financial Corporation. Mr. Thomas is a life
                              trustee of the Orchestral Association of Chicago
                              and a trustee of Rush-Presbyterian-St. Luke's
                              Medical Center (Chicago). He is also a trustee of
                              Northwestern University and Kenyon College. Mr.
                              Thomas is Chairman of the Board Affairs Committee
                              and a member of the Employee and Public
- - ----------------------        Responsibility, Executive and Finance Committees
                              of Sara Lee. Age 63.

    OWNERSHIP OF COMMON STOCK BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table contains information as to the beneficial ownership of Sara Lee Common Stock as of September 1, 1994, by each director and nominee for director, the executive officers named in the Summary Compensation Table on page 14, and by all directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                    SHARES
        NAME                                                  BENEFICIALLY OWNED
        ----                                                  ------------------
        Paul A. Allaire....................................            7,902
        Frans H.J.J. Andriessen............................            1,248
        John H. Bryan......................................        2,030,448(1),(2),(3),(4)
        Duane L. Burnham...................................            5,580
        Charles W. Coker...................................           43,458(2)
        Willie D. Davis....................................           11,178
        Donald J. Franceschini.............................          754,903(1),(3),(4)
        Allen F. Jacobson..................................            6,698
        Vernon E. Jordan, Jr...............................            6,702
        James L. Ketelsen..................................           22,778
        Baron Gualtherus Kraijenhoff.......................           24,709
        Hans B. van Liemt..................................            1,120
        Joan D. Manley.....................................           19,578
        C. Steven McMillan.................................          325,467(1),(3),(4)
        Newton N. Minow....................................           64,718
        Michael E. Murphy..................................          618,592(1),(3),(4),(5)
        Gordon H. Newman...................................          505,388(1),(3),(4)
        Sir Arvi H. Parbo A.C..............................            4,898
        Rozanne L. Ridgway.................................            1,792
        Richard L. Thomas..................................           88,472(2),(5)
        Directors and Executive Officers as a group........        4,856,588(1),(2),(3),(4),(5)

- - -------------------------
(1) Includes shares of Common Stock which the following directors and executive officers have the right to acquire within 60 days upon the exercise of stock options: Mr. Bryan, 532,220 shares; Mr. Franceschini, 17,933 shares; Mr. McMillan, 155,242 shares; Mr. Murphy, 233,533 shares; Mr. Newman, 128,607 shares; executive officers other than named executive officers, 130,615 shares.

(2) Includes shares of Common Stock owned by relatives or held in trusts for the benefit of relatives with respect to which the named persons disclaim any beneficial interest.

(3) Does not include shares of ESOP Stock (as defined on page 1) held in trust for the benefit of such persons in the ESOP.

(4) Includes Restricted Shares under Sara Lee's 1989 Incentive Stock Plan as described on page 11.

(5) Includes shares of Common Stock with respect to which the following directors and executive officers share voting and investment power with others: Mr. Murphy, 232,074 shares; Mr. Thomas, 1,500 shares.

     As of September 1, 1994, all directors and executive officers as a group beneficially owned, or were deemed to beneficially own, 4,856,588 shares of Common Stock, or 1.01% of the outstanding shares on that date, and 1,798.5 shares of ESOP Stock, or .039% of the outstanding ESOP shares on that date, including 282.5 shares beneficially owned by each of Messrs. Bryan, McMillan, Murphy, and Newman, and 113.8 shares beneficially owned by Mr. Franceschini. No person named in the table owns more than 1% of the outstanding Common Stock or of the outstanding ESOP Stock. State Street Bank and Trust Company of Boston, 200 Newport Avenue, North Quincy, Massachusetts, 02171, as Trustee of the ESOP ("Trustee") held 3,624,677 shares of ESOP Stock, or 78.2% of the outstanding ESOP shares on that date, in trust under the ESOP. Participants in the ESOP have the right to instruct the Trustee as to the voting of ESOP Stock allocated to their respective accounts. The Trustee votes unallocated shares proportionally in accordance with instructions given by participants with respect to their allocated shares.

                  MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

     The Board of Directors held six regular meetings during the fiscal year ended July 2, 1994. The average attendance by directors at the meetings of the Board of Directors and Board committees was 92%. All directors attended at least 75% of the meetings of the Board of Directors and Board committees of which they are members, except for F.H.J.J. Andriessen and Sir A.H. Parbo A.C.

     AUDIT COMMITTEE. The Audit Committee, whose members are presently N.N. Minow (Chairman), F.H.J.J. Andriessen, D.L. Burnham, C. W. Coker, A.F. Jacobson, V.E. Jordan, Jr., J. D. Manley and Sir A. H. Parbo A.C., held three meetings during fiscal year 1994. This Committee provides oversight regarding accounting, auditing and financial reporting practices of Sara Lee. Each year it recommends to the Board of Directors a firm of independent public accountants to serve as auditors with whom it discusses the scope and results of their audit, non-audit services, fees for services and their independence in servicing Sara Lee. The Audit Committee meets with Sara Lee's internal auditors to discuss the work they perform and also is informed by management and the independent public accountants about the adequacy of compliance with Sara Lee's existing major accounting and financial policies; procedures and policies relative to the adequacy of Sara Lee's internal accounting controls; and compliance with the Foreign Corrupt Practices Act of 1977 and other federal and state laws relating to accounting practices.

     COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE. The Compensation and Employee Benefits Committee is presently comprised of A.F. Jacobson (Chairman), P.A. Allaire, D.L. Burnham, W.D. Davis, Baron G. Kraijenhoff and Sir A. H. Parbo A.C., all of whom are not, and have never been, employees of Sara Lee. The functions of the Compensation and Employee Benefits Committee are to review and approve Sara Lee's total compensation philosophy covering corporate officers and other key management employees; review the competitiveness of Sara Lee's total compensation practices; determine the annual base salaries and incentive awards to be paid to specified executive officers and approve the annual salaries of all corporate officers and certain other highly-paid executives; review and approve salary ranges for corporate officers and other key management employees; approve the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approve and administer Sara Lee's incentive and other employee benefit plans, subject to the approval of the Board of Directors or the stockholders of Sara Lee, where appropriate; review and approve special hiring and severance arrangements with executive officers; and review the management succession plan. A director is not eligible to serve as a member of the Compensation and Employee Benefits Committee if a Sara Lee employee is a member of the board of directors of the company which employs such director. The Compensation and Employee Benefits Committee held three meetings in fiscal year 1994.

     BOARD AFFAIRS COMMITTEE. The Board Affairs Committee is presently comprised of R.L. Thomas (Chairman), J.H. Bryan, W. D. Davis, A.F. Jacobson, Baron G. Kraijenhoff and N.N. Minow. The functions of the Board Affairs Committee are to review and consider directorship policies and practices from time to time and to screen and recommend candidates for director. The Board Affairs Committee held one formal meeting in fiscal year 1994. Candidates for director suggested by stockholders will be considered by the Board Affairs Committee. Such suggestions, together with biographical information about the suggested candidate, should be submitted to the Secretary, Sara Lee Corporation, Three First National Plaza, Chicago, Illinois 60602-4260.

                             DIRECTOR COMPENSATION

     Outside directors are currently paid an annual fee of $61,500 which is comprised of $37,000 in cash, payable in equal quarterly payments of $9,250, and shares of Sara Lee Common Stock having a market value of $24,500 on the first business day of each November. Committee chairpersons are paid an annual fee of $63,500. During fiscal year 1994, total outside directors' fees of $901,603 were paid in cash and shares of Sara Lee Common Stock. Management directors receive no fees for their services as a director. Outside directors may elect to defer payment of all or a portion of their annual fees under a non-qualified, unfunded deferred compensation plan. Deferred amounts are invested, at the election of the director, in an interest-bearing account or a stock equivalent account. The amounts deferred, plus any appreciation thereon, are paid in cash on the dates specified by the director.
                           -------------------------

     Notwithstanding anything to the contrary set forth in any of Sara Lee's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation and Employee Benefits Committee on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE ON EXECUTIVE COMPENSATION

     OVERALL POLICY

     The Compensation and Employee Benefits Committee ("Committee"), composed of directors who are not employees or former employees of Sara Lee, is responsible for the approval and administration of compensation programs for officers. In conducting its review of executive compensation matters, the Committee utilizes the compensation data and advisory services of independent compensation consultants. Sara Lee's philosophy of executive compensation is based on the following principles:

- - - Executive compensation programs shall support the attainment of Sara Lee's short-term and long-term strategic and financial objectives by rewarding its executive officers for continuous improvement in earnings per share and growth in stockholder value.

- - - Total compensation shall represent competitive levels of compensation when compared to the financial performance and compensation levels of executives of global companies against which Sara Lee competes for management talent.

- - - Performance-related pay shall be a significant component of total compensation placing a substantial portion of an executive officer's compensation at risk.

- - - Compensation programs shall reflect the highly competitive global environment in which executive officers of Sara Lee must perform.

- - - Equity ownership plans shall be designed and maintained to encourage significant stock ownership in Sara Lee by its executive officers to align their interests with those of stockholders.

     BASE SALARY

     Executive officers' salaries are determined by evaluating the responsibilities of their positions, their performance and by reference to the median levels of salaries paid in the competitive marketplace for comparable executive ability and experience. This marketplace consists of a select peer group of the largest U.S. consumer products companies, the majority of which are represented in the S&P Food/Household/Apparel Composite index shown in the Performance Graph on page 13. Individual salary increases, which are reviewed annually, are based on Sara Lee's financial performance and the attainment of individual non-financial objectives during the preceding fiscal year. In the case of operating executive officers, other factors considered are the financial results of their business units as well as non-financial performance measures, such as market share increases; improvements in manufacturing productivity; improvement of product quality and relationships with customers, suppliers and employees; employee safety; environmental quality of operations; business ethics; leadership and management development. The Committee exercises its judgment in making a determination on the impact which these or any other relevant performance criteria has on setting the executive officers' salaries.

     ANNUAL INCENTIVES

     Executive officers are also eligible to earn an annual cash incentive award, the amount of which is based on three factors: (i) the position level of the executive officer, which determines the maximum percentage of annual base salary which may be awarded, ranging from 125% to 95% of annual base salary;
(ii) the attainment of specified earnings per share of Sara Lee, and in the case of an operating executive officer, the attainment of a specified level of operating profits and of asset management goals for the fiscal year for those operations for which the executive is accountable and (iii) individual non-financial performance objectives, all of which are set at the beginning of the fiscal year by the Committee for John H. Bryan, Chief Executive Officer, or by the immediate superiors of the other executive officers. Maximum awards are set at levels which would provide top quartile total annual cash compensation opportunities if those performance objectives which are deemed to represent an outstanding level of performance, are achieved. The same competitive peer group is used for all components of the compensation package.

     LONG RANGE INCENTIVE PLANS

     The stock options and restricted stock granted under the 1989 Incentive Stock Plan (approved by the stockholders in October 1989) provide an incentive for executive officers to manage with a view to maximization of long-term stockholder value. Stock options to purchase Common Stock are granted annually to executive officers at an option price of 100% of the market value on the date of grant, with a maximum term of 10 years. The Committee sets guidelines for the number of shares subject to each option grant based on the evaluation of competitive compensation data at the median level of the select peer group and the executive officer's base salary and position. The total number of shares available for the granting of stock options is determined by the number of shares of Common Stock outstanding and the earnings per share performance of Sara Lee during the immediately preceding fiscal year. In making its annual determination of stock awards, the Committee does not consider an individual's current stock option or other Sara Lee stock holdings.

     To encourage stock ownership by executive officers, "restoration" stock options ("Restoration Options") are granted simultaneously with the exercise of the original stock option. The granting of Restoration Options has the effect of inducing an executive officer to exercise a stock option in the early years of the term of the stock option resulting in increased ownership. Restoration Options are granted whenever an executive officer exercises an option surrendering currently owned shares to purchase the shares subject to the option as well as to satisfy tax withholding obligations related to the exercise of the option, and are subject to the same terms and conditions as the original option, including the expiration date, except that the option price of a Restoration Option is the fair market value on the date of its grant rather than the option price of the original option.

     Sara Lee has no long-term cash incentive award plan, but has adopted the Accelerated Growth Incentive Plan ("AGIP") as the only long-term performance incentive program under which the Committee could award executive officers shares of Common Stock which are subject to the risk of forfeiture for a period of up to 10 years from the award date ("Restricted Shares"). The Restricted Shares are held in escrow and are released to the executive officers in amounts and at times during the 10 year period depending on (i) the executive officers' remaining employed by Sara Lee and (ii) the attainment of compound earnings per share growth goals for fiscal years 1990 through 1994, which were set by the Committee in 1989. Eighty percent of the Restricted Shares awarded under the AGIP remain subject to risk of forfeiture. The other twenty percent of the Restricted Shares were released on June 26, 1992 to each executive officer who was an employee of Sara Lee on that date. Dividends payable on Restricted Shares are not paid to the executive officer, but are escrowed, together with interest thereon, and will be released to the extent that Restricted Shares are released. Since the growth targets established by the Committee in 1989 were not attained, all remaining shares continue to be restricted until the end of fiscal year 1999. Those Restricted Shares will be forfeited if the executive does not continue to be employed by Sara Lee through that date, except in the case of retirement, death or disability, when the Committee will determine the number of Restricted Shares that will vest. All dividends and interest previously accrued on those shares have been forfeited and no additional dividends will be accrued after fiscal year 1994.

     In keeping with Sara Lee's principle of designing and maintaining stock incentive plans to encourage significant stock ownership in Sara Lee by its executives, the Committee has approved target levels of stock ownership (excluding stock options) to clarify for executives the levels of stock ownership that Sara Lee believes are significant. The target levels of stock ownership range from five times annual salary for the Chief Executive Officer to two thirds of annual salary for operating unit vice presidents. These target ownership levels are applicable to about 500 of Sara Lee's key executives. All five executive officers maintain ownership levels which exceed their target.

     TAX DEDUCTIBILITY CONSIDERATIONS

     In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million, which will apply to Sara Lee in fiscal year 1995. The Committee believes that the compensation payable for fiscal year 1995 will not result in any material loss of tax deductions for Sara Lee. It is the Committee's intent, pending finalization of the tax regulations, to adopt policies to obtain maximum deductibility of executive compensation, consistent with its responsibility to provide motivational and competitive compensation which is performance-based. The Committee will continue to monitor the regulations as they are finalized to determine whether any program changes are appropriate.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION AND CORPORATE PERFORMANCE FOR FISCAL YEAR 1994

     For fiscal year 1994, the Committee agreed with management's recommendation to freeze salaries of executive officers, except in the case of significant promotions or changes in job responsibilities. As a result, Mr. Bryan's annualized salary, which was last increased on September 1, 1992, remained unchanged during fiscal year 1994 at $892,500.

     Under the annual incentive plan applicable to fiscal year 1994, Mr. Bryan was eligible to earn a cash bonus equal to 125% of his base salary, of which 60% was based on earnings per share performance and 40% was based on the attainment of strategic and individual performance measured against the goals set by the Committee at the beginning of fiscal year 1994. Sara Lee's primary earnings per share of $1.47 represented a 5% percent increase over fiscal year 1993 after excluding $530 million in extraordinary charges to net income related to its restructuring program and the adoption of SFAS109. The Committee evaluated Mr. Bryan's strategic and individual performance in achieving other financially related goals, including debt to total capital ratio, return on equity and market share growth in various product categories, as well as non-financial goals related to employee and public responsibility goals such as workplace diversity, employee safety improvement and management development. Based on these factors, Mr. Bryan earned an incentive award of $676,515 which represented 75.8% of his base salary for fiscal year 1994.

     On August 25, 1993, Mr. Bryan was granted an option to purchase 89,300 shares of Common Stock of Sara Lee by the Committee in accordance with the guidelines of the Committee referred to above and Sara Lee's earnings per share performance for fiscal year 1993. In addition, Restoration Options representing 10,789 shares were granted to Mr. Bryan for the remaining term of underlying stock options exercised during fiscal year 1994 which replaced the number of shares Mr. Bryan surrendered to pay the exercise price and tax withholding obligations related to the exercise of previously granted stock options. No grants were made to Mr. Bryan under the AGIP during fiscal year 1994.

Allen F. Jacobson, Chairman
Paul A. Allaire
Duane L. Burnham
Willie D. Davis
Baron Gualtherus Kraijenhoff
Sir Arvi H. Parbo A.C.

PERFORMANCE GRAPH

     The graph below compares the yearly percentage change in cumulative total stockholder return on Sara Lee Common Stock with (i) the cumulative total return of the Standard and Poor's 500 Stock Index ("S&P 500") and (ii) the cumulative total return of a weighted composite of Standard and Poor's Foods, Household Products and Textile-Apparel Manufacturers Indices, respectively ("S&P Food/Household/ Apparel Composite").

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AS OF JUNE 30

                                                                      S&P
      MEASUREMENT PERIOD                                         FOOD/HOUSEHOLD/APPAREL
    (FISCAL YEAR COVERED)          SARA LEE         S&P 500        COMPOSITE
1989                                  100             100             100
1990                                  111             116             121
1991                                  159             125             143
1992                                  208             142             156
1993                                  203             161             155
1994                                  179             163             146

 ______________________________________________________________________________
|                                                                              |
|  Assumes an investment of $100 on June 30, 1989, and the reinvestment        |
|  of dividends.                                                               |
|                                                                              |
|______________________________________________________________________________|

Sara Lee has elected to utilize a weighted composite of the S&P Foods, Household Products and Textile-Apparel Manufacturers Indices because no single standardized industry index represents a comparable peer group. The three Indices are comprised of the following companies: the S&P Foods Index -- Archer-Daniels-Midland Co., Borden, Inc., CPC International Inc., Campbell Soup Company, ConAgra, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Pet Incorporated, The Quaker Oats Company, Ralston Purina Group, Sara Lee Corporation, Wm. Wrigley Jr. Company; the S&P Household Products Index -- The Clorox Company, Colgate-Palmolive Company, The Procter & Gamble Company, Unilever N.V.; and the S&P Textile-Apparel Manufacturers Index
- - -- Hartmarx Corporation, Liz Claiborne, Inc., Oshkosh B'Gosh, Incorporated, Russell Corp., Springs Industries, V.F. Corporation. The returns on the S&P Food/Household/Apparel Composite were calculated as follows: At the beginning of each fiscal year the amount invested in each S&P industry sector index was equivalent to the percentage of Sara Lee's operating profits in its food, household and personal care, and apparel businesses, respectively, for the preceding year. As a result, the investment allocation was re-weighted each year to reflect the profit percentage change that occurred in Sara Lee's business mix during the prior year.

SUMMARY COMPENSATION TABLE

     The following table sets forth information as to the cash compensation paid to, or set aside for, the Chief Executive Officer and each of the four other most highly compensated executive officers of Sara Lee (collectively, the "named executive officers") for the fiscal years ended July 2, 1994, July 3, 1993, and June 27, 1992.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                 ANNUAL COMPENSATION                   COMPENSATION
                                        --------------------------------------   ------------------------
                                                                                          AWARDS
                                                                                 ------------------------
                                                                     OTHER        RESTRICTED    SECURITIES        ALL
                                                                     ANNUAL         STOCK       UNDERLYING       OTHER
    NAME AND PRINCIPAL        FISCAL     SALARY       BONUS       COMPENSATION      AWARDS       OPTIONS      COMPENSATION
         POSITION              YEAR       ($)          ($)           ($)(1)         ($)(2)        (#)(3)        ($)(1,4)
- - ---------------------------   ------    --------    ----------    ------------    ----------    ----------    ------------
John Bryan                     1994     $892,500    $  676,515      $166,600(5)        None       100,089       $ 53,517
  Chairman of the Board        1993     $885,144    $  870,053      $131,082           None       633,186       $ 76,365
  and Director                 1992     $841,346    $1,030,649            --           None       168,126             --

Michael E. Murphy              1994     $529,573    $  394,532      $  2,670           None        45,100       $ 25,658
  Vice Chairman and            1993     $489,019    $  418,111           (6)       $246,250       239,634       $ 51,440
  Director                     1992     $465,846    $  503,114            --           None        34,020             --

C. Steven McMillan             1994     $475,000    $  441,750      $ 67,202(5)        None        61,605       $ 32,467
  Executive Vice President     1993     $439,065    $  443,293           (6)       $843,750       118,971       $ 38,881
  and Director                 1992     $385,673    $  421,348            --           None          None             --

Donald J. Franceschini         1994     $379,250    $  324,117           (6)       $470,000        42,800       $ 13,546
  Executive Vice President     1993     $263,135    $  244,716           (6)       $441,628        18,000       $  8,204
  and Director                 1992          (7)           (7)            --            (7)           (7)             --

Gordon H. Newman               1994     $329,000    $  250,000      $  2,910           None        23,000       $ 23,607
  Senior Vice President        1993     $326,667    $  245,586           (6)           None       147,494       $ 22,688
                               1992     $312,144    $  287,172            --           None       108,684             --

- - -------------------------
(1) Pursuant to the rules of the Securities and Exchange Commission, information with respect to fiscal years prior to 1993 has not been included in the table.

(2) Market value of Restricted Shares awarded under the AGIP on the date of grant. No dividends will be accrued or paid on Restricted Shares after fiscal year 1994. In the event of a change of control, the restrictions imposed on the Restricted Shares will lapse, and all Restricted Shares will be released to participants. The number of Restricted Shares awarded during fiscal year 1994 and the aggregate number and market value of Restricted Shares held by each of the named executive officers at July 2, 1994, is set forth below. The share amounts set forth below have been adjusted to reflect the 2-for-1 stock split in December 1992.

                                                                                TOTAL
                                                                             RESTRICTED
                                                            SHARES         SHARES AWARDED
                                                            AWARDED    -----------------------
                              NAME                          IN 1994    SHARES     MARKET VALUE
        -------------------------------------------------   -------    -------    ------------
        J. H. Bryan......................................     None     192,000     $3,960,000
        M. E. Murphy.....................................     None     106,000     $2,186,250
        C. S. McMillan...................................     None      94,000     $1,938,750
        D. J. Franceschini...............................   20,000      36,800     $  759,000
        G. H. Newman.....................................     None      48,000     $  990,000

(3) Amounts reported in this column have been adjusted to reflect the 2-for-1 stock split in December 1992, and include Restoration Options granted during fiscal years 1992, 1993 and 1994, as discussed on pages 15 and 16.

(4) The amounts reported in this column for fiscal year 1994 include (i) all amounts allocated to the following named executive officers under the ESOP and the Supplemental ESOP: Mr. Bryan, $42,022, Mr. Murphy, $15,656, Mr. McMillan, $24,271, Mr. Franceschini, $13,546, and Mr. Newman, $16,278, and
    (ii) interest accrued at above-market rates (as defined by the rules of the Securities and Exchange Commission) on compensation deferred by the named executive officers: Mr. Bryan, $11,495, Mr. Murphy, $10,002, Mr. McMillan, $8,196, and Mr. Newman, $7,329.

(5) The amount reported for Mr. Bryan includes $60,675 for personal financial services, and the amount reported for Mr. McMillan includes $48,228 for the personal use of corporate transportation.

(6) The named executive officer received other compensation not required to be reported in this column.

(7) Mr. Franceschini was not an executive officer of Sara Lee during fiscal year 1992.

OPTION GRANTS TABLE

     The following table shows stock option award information for the named executive officers during fiscal year 1994. The table includes both new options and Restoration Options (as defined in footnote 2) granted upon the exercise of existing options. The grant of a Restoration Option upon the exercise of an existing option is intended to promote increased employee share ownership by encouraging the early exercise of existing options. The grant of a Restoration Option does not result in an increase in the total combined number of shares and options held by an employee. The amounts shown as potential realizable values for all stockholders represent the corresponding increases over a ten year period (the term of a new option grant) in the market value of 480,765,240 shares outstanding held by all stockholders as of July 2, 1994, based on a share price of $20.625.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                     POTENTIAL REALIZABLE VALUE
                                                                                     AT ASSUMED ANNUAL RATES OF
                                                                                      STOCK PRICE APPRECIATION
                                            INDIVIDUAL GRANTS                              FOR OPTION TERM
                        ----------------------------------------------------------   ---------------------------
                                                   % OF
                                                   TOTAL
                                                  OPTIONS
                                                  GRANTED
                         NUMBER OF SECURITIES       TO
                              UNDERLYING         EMPLOYEES   EXERCISE
                           OPTIONS GRANTED       IN FISCAL    PRICE     EXPIRATION     5%(3)          10%(3)
         NAME                    (#)               YEAR       ($/SH)       DATE         ($)             ($)
- - ----------------------  ----------------------   ---------   --------   ----------   ----------    -------------
John H. Bryan                     New Grant(1)
                                        89,300     2.41%      $26.06       8/25/03   $1,463,537    $3,708,891
                        Restoration Options(2)
                                        10,789     0.29%      $26.06      11/30/98   $   82,083    $  182,571

Michael E. Murphy                 New Grant(1)
                                        45,100     1.22%      $26.06       8/25/03   $  739,144    $1,873,135

C. Steven McMillan                New Grant(1)
                                        38,000     1.02%      $26.06       8/25/03   $  622,782    $1,578,251
                        Restoration Options(2)
                                        23,605     0.64%      $26.06        7/3/99   $  202,532    $  457,448

Donald J. Franceschini            New Grant(1)
                                        22,800     0.61%      $26.06       8/25/03   $  373,669    $  946,951
                                        20,000     0.54%      $23.56       1/27/04   $  296,335    $  750,971

Gordon H. Newman                  New Grant(1)
                                        23,000     0.62%      $26.06       8/25/03   $  376,947    $  955,257

All Stockholders                          N.A.      N.A.        N.A.          N.A.   $6.2 Billion  $15.8 Billion

- - -------------------------
(1) New options granted under Sara Lee's 1989 Incentive Stock Plan. All options were granted at 100% of the fair market value of the Common Stock on the date of grant and may be exercised within 10 years. The options generally become exercisable in equal annual installments, which are cumulative over a period of three years. No option may be exercised until the expiration of one year from the date of grant. In the event of a change of control, all outstanding stock options become immediately exercisable. The grant of a non-qualified option includes the right to a Restoration Option.

(2) Restoration Options awarded under the 1989 Incentive Stock Plan. A Restoration Option is an option to purchase the same number of shares that was used by the optionee in lieu of cash to pay for the exercise of the original option as well as those shares used to satisfy his or her tax withholding obligation related to the exercise of the original option. A Restoration Option has an exercise price equal to 100% of the fair market value of the

    Common Stock on the date on which it is granted, expires on the same expiration date as the original option, and cannot be exercised earlier than six months from the date of its grant.

(3) The dollar amounts indicated in these columns are the result of calculations assuming 5% and 10% growth rates as required by the rules of the Securities and Exchange Commission. These growth rates are not intended by Sara Lee to forecast future appreciation, if any, of the price of Sara Lee Common Stock, and Sara Lee expressly disclaims any representation to that effect.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during fiscal year 1994, and concerning unexercised options held at the end of fiscal year 1994.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                          SHARES                       OPTIONS AT FY-END(#)              FY-END($)(1)
                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
         NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - ----------------------- -----------   -----------   -----------   -------------   -----------   -------------
John H. Bryan..........    16,000      $ 236,640      502,454        122,033          None           None
Michael E. Murphy......      None           None      218,500         66,234          None           None
C. Steven McMillan.....    31,800      $ 353,616      142,576         38,000          None           None
Donald J.
  Franceschini.........      None           None       10,333         50,467          None           None
Gordon H. Newman.......      None           None      120,941         31,467          None           None

- - -------------------------
(1) Calculated based on the share price of Common Stock on July 1, 1994 (the last business day of fiscal year 1994) of $20.625 less the option exercise price. An option is in-the-money if the market value of the Common Stock subject to the option exceeds the exercise price.

                                RETIREMENT PLANS

PENSION PLAN

     The named executive officers participate in the Sara Lee Corporation Pension and Retirement Plan (the "Pension Plan"), a defined benefit pension plan which is qualified under Section 401(a) of the Internal Revenue Code, and the Sara Lee Corporation Supplemental Benefit Plan (the "Supplemental Plan"), an unfunded non-qualified plan. The Pension Plan has approximately 15,800 participants, and the named executive officers participate in the Pension Plan on the same basis as all other eligible employees. The annual pension benefit under the plans, taken together, is in general determined by a participant's credited years of service multiplied by a percentage of the participant's final average compensation (compensation during the highest five consecutive years of the last ten years of employment). For the named executive officers, the sum of amounts listed in the "Salary" and "Bonus" column of the Summary Compensation Table, plus a percentage of the amount listed in the "Bonus" column, is used as compensation in the calculation of annual pension benefits. The Internal Revenue Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable in excess of those limitations will be paid under the Supplemental Plan. Benefits accrued under the Supplemental Plan with present values exceeding $100,000 are funded with periodic payments by Sara Lee to individual trusts established by the participants.

     The following table may be used to calculate the approximate annual benefits payable under the Pension Plan and the Supplemental Plan to participants in specified final average compensation and years of service classifications, assuming retirement on July 1, 1995, at age 65, payment in the form of a straight-life annuity and no offset for Social Security benefits or individual trust balances.

                    ESTIMATED ANNUAL NORMAL RETIREMENT PENSION
   FINAL             BASED UPON THE INDICATED CREDITED SERVICE
  AVERAGE        -------------------------------------------------
COMPENSATION     10 YEARS     15 YEARS     25 YEARS      35 YEARS
- - ------------     --------     --------     --------     ----------
 $  500,000      $ 87,500     $131,250     $218,750     $  306,250
 $  750,000       131,250      196,875      328,125        459,375
 $1,000,000       175,000      262,500      437,500        612,500
 $1,250,000       218,750      328,125      546,875        765,625
 $1,500,000       262,500      393,750      656,250        918,750
 $1,750,000       306,250      459,375      765,625      1,071,875
 $2,000,000       350,000      525,000      875,000      1,225,000

     As of September 1, 1994, Messrs. Bryan, Franceschini, McMillan, Murphy and Newman have 20, 2, 16, 15 and 27 full years of credited service, respectively, under the Pension Plan and all except for Messrs. McMillan and Newman have additional accrued benefits under predecessor pension plans of companies acquired by Sara Lee. The annual compensation covered by the Pension Plan for each of the named executive officers for fiscal year 1994 is as follows: Mr. Bryan, $1,704,242, Mr. Franceschini, $767,218, Mr. McMillan, $1,003,775, Mr.
Murphy, $1,006,299, and Mr. Newman, $628,395.

EMPLOYEE STOCK OWNERSHIP PLAN

     Sara Lee's ESOP is a tax-qualified leveraged employee stock ownership plan. In general, employees of a participating subsidiary or division, other than employees covered by collective bargaining agreements, are eligible to participate in the ESOP after having completed one year of service and attained the age of 21. The named executive officers participate in the ESOP on the same basis as all other eligible employees. Each year Sara Lee makes contributions to the ESOP which, with the dividends paid on the ESOP Stock held by the ESOP, are used to pay loan interest and principal incurred by the ESOP to purchase ESOP Stock. With each principal payment, a portion of the ESOP Stock is allocated to participating employees, at a rate of at least 1.75% of the participant's compensation. The Internal Revenue Code places certain limitations on the amount of ESOP Stock that may be allocated to a participant under a tax-qualified employee stock ownership plan. Any allocation in excess of those limitations will be reserved on an unfunded basis under the Supplemental Plan described above under the caption "Pension Plan".

     Participants are fully vested in their ESOP accounts upon completion of five years of service, disability, retirement or death. A participant is not entitled to a distribution from the ESOP until he terminates employment with Sara Lee, becomes disabled, or dies. The distribution will be made, at the election of the participant, in Common Stock or cash. Distributions of excess ESOP allocations from the Supplemental Plan are only in cash.

     For the calendar year ended December 31, 1993, Messrs. Bryan, Franceschini, McMillan, Murphy and Newman were respectively allocated 64.4, 57.1, 64.4, 64.4 and 64.4 shares each of ESOP Stock to their accounts. All participants in the ESOP had an aggregate of 271,084 shares allocated to their accounts. Under the Supplemental Plan, Messrs. Bryan, Franceschini, McMillan, Murphy and Newman were respectively allocated 234.6, 55.3, 117.8, 71.2 and 66.9 supplemental ESOP shares to their accounts.
                           -------------------------

     Sara Lee has a severance policy applicable to the named executive officers and all corporate officers of Sara Lee which was adopted in 1994, the full text of which is set forth in Appendix A to this Proxy Statement. The Policy provides that if an officer's employment is terminated other than for cause, such officer is entitled to receive severance payments equal to a minimum of 12 and a maximum of 30 months of salary, the number of which would depend on the officer's position, length of service and age, and a pro rata payment under the incentive plans applicable to the fiscal year in which the termination occurs. The terminated officer's participation in Sara Lee's insurance plans, except for disability which ends on the date of termination of employment, will continue for the same number of months for which he or she is receiving severance payments. At the discretion of the Chief Executive Officer of Sara Lee, the severance payments may be increased by up to 6 months' salary, if the terminated officer is 50 years of age or older, or up to 3 months' salary, if the terminated officer is 40 to 49 years of age. Severance payments terminate if the terminated officer becomes employed by a competitor of Sara Lee.

     During fiscal year 1994, Sara Lee paid fees for legal services performed by the law firm of Sidley & Austin, to which Newton N. Minow is counsel, and the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., of which Vernon E. Jordan, Jr. is a senior partner. Sara Lee paid fees for investment banking services to The First National Bank of Chicago, of which Richard L. Thomas is Chairman of the Board and Chief Executive Officer.

        PROPOSED AMENDMENTS TO EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

     The Board of Directors recommends approval of proposed amendments to the Employee Stock Purchase Plan, as amended, (the "Purchase Plan") to (i) increase by 10,000,000 the number of shares of Sara Lee Common Stock available for purchase by participants under the Purchase Plan, and (ii) clarify those divisions and subsidiaries of Sara Lee which participate in the Purchase Plan.

     A summary of the Purchase Plan, as proposed to be amended is set forth below. The Purchase Plan is administered by the Compensation Committee, none of the members of which are eligible to participate in the Purchase Plan.

     When the Purchase Plan was initially approved by the stockholders on October 28, 1976, 2,000,000 shares were authorized to be available for purchase. Due to amendments to the Purchase Plan in 1980, 1984 and 1991 and 2-for-1 stock splits in 1983, 1986, 1989 and 1992, the number of shares authorized for purchase under the Purchase Plan increased to 50,000,000 as of December 31, 1992. As of August 25, 1994, a total of 48,427,361 shares had been purchased under the Purchase Plan, and only 1,572,639 shares remained available for purchase. On that date, the Board of Directors approved a 10,000,000 share increase in the number of shares authorized for purchase under the Purchase Plan (from 50,000,000 to 60,000,000 shares), because at the rate of quarterly stock purchases by participants the Plan would terminate for lack of available shares in February 1995. Consequently, in order that the Purchase Plan not terminate for lack of available shares, the stockholders are requested to approve the first proposed amendment to increase the number of shares authorized for purchase under the Purchase Plan.

     Because of variations in securities, labor and tax laws in the foreign countries in which Sara Lee has employees, the Purchase Plan is currently offered only to employees of Sara Lee subsidiaries and divisions in the United States, Canada and Puerto Rico. The second proposed amendment permits the Compensation Committee, in its discretion and subject to local laws, to extend the Purchase Plan to subsidiaries in other foreign countries.

     The Purchase Plan provides that an eligible employee may elect to participate by authorizing payroll deductions of not less than $5.00 per week to be applied toward the purchase of Sara Lee Common Stock. Four offerings to purchase shares are made under the Purchase Plan in each calendar year, beginning on the first Monday of February, May, August and November ("Grant Date") and ending on the first Monday of the next succeeding three month period ("Exercise Date"). The purchase price per share is the lesser of (a) 85% of its fair market value on the Grant Date, or (b) 85% of its fair market value on the Exercise Date. Fair market value is defined as the average of the highest and lowest quoted selling prices per share as reported on the New York Stock Exchange Composite Transactions Tape. A participant, including executive officers, may not purchase more than $25,000 worth of Sara Lee Common Stock under the plan in any year.

     Purchases of shares under the Purchase Plan are made automatically on the Exercise Date, and a new Grant Date is fixed automatically on the same date. A participant may withdraw from the Purchase Plan at any time and cannot rejoin thereafter for two successive offering periods. Appropriate adjustments in the number of shares reserved under the Purchase Plan and to the option price and number of shares subject to each then outstanding option shall be made in the event of any future stock dividends, stock splits or corporate reorganizations.

     The Board of Directors believes that the Purchase Plan is an important employee benefit and that it is in the best interests of Sara Lee and its stockholders for employees to own Sara Lee Common Stock. There are currently 25,903 employees participating in the Purchase Plan.

     The affirmative vote of a majority of the votes cast on this proposal shall constitute approval.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Arthur Andersen LLP ("Andersen") to serve as the independent public accountants of Sara Lee for its fiscal year ending July 1, 1995. Fees paid to Andersen for audit and audit-related services for fiscal year 1994 were approximately $6,581,000. Andersen, which has served as the independent public accountants of Sara Lee since 1965, follows a policy of rotating the partner in charge of Sara Lee's audit every seven years. Other partners and non-partner personnel are rotated on a periodic basis. Representatives of Andersen are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to questions. If the appointment of Andersen is not ratified by the stockholders, the Board of Directors will appoint other independent public accountants based upon the recommendation of the Audit Committee.

     The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Andersen.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1995.

                  STOCKHOLDER PROPOSAL REGARDING EXECUTIVE PAY

     Sara Lee has been advised that Seymour Grossman, Skokie, Illinois, who holds 5,000 shares of Common Stock, intends to submit the following proposal at the Annual Meeting:

     WHEREAS, in 1993 Congress passed a law that annual compensation over $1,000,000 to any of a company's five highest-paid officers is not tax-deductible unless awarded under a performance-based compensation plan approved by shareholders.

     THEREFORE, BE IT RESOLVED that shareholders recommend that Sara Lee not pay any compensation to its five highest-compensated officers which is not deductible under current law and that Sara Lee not allow deferred compensation to avoid the $1,000,000 cap; however, this resolution shall have no effect on any legally-enforceable promise to pay compensation made prior to the date this resolution was submitted.

                              SUPPORTING STATEMENT

     With the President's support, Congress enacted a law in 1993 capping a company's tax deduction for each executive's compensation at $1,000,000, unless paid according to a performance-based plan approved by shareholders.(1)

     In 1993, all five of Sara Lee's highest-paid executives received over $1,000,000 worth of cash and restricted stock awards. The top two officers exceeded $1,000,000 in both prior years. If they continue

- - ---------------

    (1)Internal Revenue Code 162(m)
receiving salary increases at the 1991-93 rates, each will soon be receiving over $1,000,000 per year in salary alone.

     Many companies keep the tax deduction by obtaining shareholder approval of a performance-based pay plan. I don't want our Company to forego the deduction, thereby burdening itself with added taxes. Nor should it use the loophole where executives defer compensation in excess of $1,000,000 to future years.

     I think Congress was right to seek greater shareholder voice in setting executive pay.

     Are our Board's Compensation Committee members as inclined to restrain executive compensation as we would like? In 1993, every single committee member was a large corporation's top executive or a recently-retired top executive. The four members whose executive compensation was reported publicly each received over $1,350,000 in the year last reported. Over 8 years there has never been more than one member from outside the ranks of senior executives.

     Sara Lee's track record on executive compensation offers another reason for this proposal: for seven years it failed to disclose that all officers enjoyed a severance policy; then its first description ever of this policy in the proxy statement was found by a court to be inconsistent with the actual policy.

     Note how we are paying more than other companies:


1993 CEO SALARY + BONUS(2)                                                COMPANY
- - --------------------------                                             --------------
       $  574,100...................................................   Liz Claiborne
       $  600,000...................................................   Tyson Foods
       $  743,400...................................................   Hartmarx
       $  748,300...................................................   Dean Foods
       $  786,300...................................................   Wrigley
       $  808,500...................................................   Clorox
       $  831,300...................................................   Hormel
       $  864,900...................................................   McCormick
       $  886,600...................................................   Heinz
       $1,755,200...................................................   SARA LEE

- - -------------------------
(2) Source: Wall Street Journal, April 13, 1994

     Our company's officers are paid far more than executives outside the U.S. The enormous pay disparity between our U.S. executives and the average Sara Lee employee or customer cannot be good for employee or customer relations.

     However, you need not share my view on this: ALL THIS PROPOSAL DOES IS URGE THAT SHAREHOLDERS HAVE THE FINAL SAY ON EXECUTIVE COMPENSATION OVER $1,000,000.

     LET'S PREVENT COMPANY MONEY FROM GOING TO TAXES WHICH COULD INSTEAD GO TO SHAREHOLDERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
REASONS:

     The proposal imposes an arbitrary limitation on executive compensation that would place Sara Lee at a distinct competitive disadvantage in attracting and retaining experienced and competent executives. It would not be in the best interest of Sara Lee and its stockholders, since no other companies with which Sara Lee competes in the marketplace and for managerial talent have such a limitation. Ultimately, such a limitation may adversely affect the value of Sara Lee shares.

     The Compensation and Employee Benefits Committee of the Board of Directors ("Committee") intends to adopt policies to obtain maximum deductibility of executive compensation payments, as discussed on page 12 of this Proxy Statement. The Committee intends to take such action in the future as shall be required to assure that Sara Lee's executive incentive compensation plans are designed to obtain maximum deductibility, consistent with its responsibility to provide motivational and competitive compensation based upon performance. The potential recipients of non-deductible executive compensation with respect to fiscal year 1995 have irrevocably elected to defer a portion of their bonus award to the extent necessary for Sara Lee to obtain the maximum deduction until such time as the payment of the deferred compensation is deductible by Sara Lee.

     The Committee is comprised of independent, outside directors who endeavor to act in the best interest of Sara Lee and its stockholders, irrespective of their individual compensation levels. To suggest otherwise is unwarranted. It is not meaningful to compare absolute dollar amounts of executive compensation paid by Sara Lee with those of other companies that are not comparable in size, industries and financial position. There is no evidence that customer relations are adversely affected by the executive compensation policies of Sara Lee.

     FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS REJECT THE PROPOSAL.

     The affirmative vote of a majority of the votes cast is required for the approval of the stockholder proposal.

            SHAREHOLDER PROPOSAL TO REQUIRE SHAREHOLDER APPROVAL OF
                         EXECUTIVE SEVERANCE PAY POLICY

     Sara Lee has been advised that Melvin Hershkowitz, M.D., Providence, Rhode Island, who holds 10,000 shares of Common Stock, intends to submit the following proposal at the Annual Meeting:

     RESOLVED, shareholders recommend that absent shareholder approval of such a policy at a single regular annual shareholders' meeting, severance pay should not be paid to executive officers terminated for poor performance, change in control or violating company policies.

                              SUPPORTING STATEMENT

     Shareholders should be concerned about Sara Lee management performance. In February 1994, a Merrill Lynch analyst wrote:

     An industry icon [Sara Lee] has fallen, and we do not consider that expression extreme.*** The problem with analysts and investors, we are certain, is deeper than a mature nylon stocking business in the U.S. and a horrendous E.C. consumer economy. The fact that management could not effectively gauge the extent of its future problems in an area where it had concentrated its best talent may concern potential stock buyers when things do get better.

     In February 1994, analysts at Brown Brothers Harriman and PNC Institutional Investment (PNC Bank Philadelphia) also downgraded Sara Lee's rating.

     If executives are fired for poor performance, shareholders should not suffer the added insult of having to pay them 12 to 30 months' salary as severance.

     In May 1994, federal Judge Saundra Brown Armstrong, a Republican, found inconsistencies between the Company's officer severance policy and its response in the proxy statement to a similar proposal last year. I thus believe last year's vote understated shareholder concern about the policy.

     Last year's proposal caused the Board to revise its policy, deleting benefits for those who voluntarily quit. Unfortunately, the Board has not gone nearly far enough to correct this policy.

     The policy's critical language is that severance is always paid to executives who are fired or asked to quit, the lone exception being "when the officer has willfully engaged in conduct demonstrably and materially injurious to the Corporation or is convicted of or confesses to a crime involving dishonesty, moral turpitude or other disreputable behavior."

     That means severance could be paid to executives who engage in sexual or racial harassment, use alcohol on the job, consistently show up late, leave early, or fail to show up at all.

     Sara Lee does not give severance pay in these circumstances to non-officer executives, nor to its rank-and-file. It is unacceptable for an officer making millions of dollars a year to receive additional millions when he is fired for good reasons simply because the misconduct fell short of proven criminality or intentional injury to the Company.

     This year's proposal has been clarified to prevent any distortion: no one is asking for a separate vote each time severance is to be paid. Rather, an executive severance policy should simply be put up for a single shareholder vote at a regular annual meeting.

     In settlement of the lawsuit claiming that last year's proxy statement was misleading, the Company agreed to include the entire text of its officers' severance policy in this year's proxy statement. After you read it, I think you'll agree it should be subject to shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
REASONS:

     Sara Lee's severance policy for corporate officers was approved by the Compensation and Employee Benefits Committee ("Committee"), comprised entirely of independent, outside directors. The Committee is familiar with the intricacies of executive compensation and relies on the advice of an independent, outside compensation consultant retained by the Committee. Therefore, it is in the best position to determine whether the terms of the severance policy are balanced and fair to the executives and Sara Lee. The full text of the current severance policy is set forth in Appendix A to this Proxy Statement.

     Severance arrangements for executive employees, including corporate officers, as well as non-executive employees who are not covered by collective bargaining agreements, are customary elements of compensation programs of companies which compete with Sara Lee in the marketplace and for competent and experienced executive talent.

     The executive compensation programs of Sara Lee, including the severance policy, are continually reviewed and evaluated by the Committee to ascertain whether such programs comply with applicable laws and are competitive. To require stockholder approval of the terms of Sara Lee's severance policies in toto and of subsequent modifications as shall be legally required or as the Committee shall deem appropriate from time to time is an unworkable procedure and would not be in the best interest of Sara Lee and its stockholders.

     The examples of behavior mentioned in the stockholder's supporting statement could be examples of "conduct demonstrably and materially injurious to" Sara Lee under the terms of the severance policy, and in such cases the payment of severance benefits to an officer terminated for those reasons would be unlikely.

     FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS REJECT THE PROPOSAL.

     The affirmative vote of a majority of the votes cast is required for approval of the stockholder proposal.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     Stockholder proposals intended to be presented at the 1995 annual meeting of stockholders must be received by Sara Lee no later than May 18, 1995. Proposals may be mailed to Sara Lee Corporation, to the attention of the Secretary, Three First National Plaza, Chicago, Illinois 60602-4260.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

     A copy of Sara Lee's Annual Report on Form 10-K for the fiscal year ended July 2, 1994, as filed with the Securities and Exchange Commission will be sent to any stockholder without charge upon written request addressed to Sara Lee Corporation, to the attention of the Investor Relations and Corporate Affairs Department, Three First National Plaza, Chicago, Illinois, 60602-4260.

     The cost of solicitation of the proxies will be borne by Sara Lee. In addition to solicitation of the proxies by use of the mails, employees of Sara Lee, without extra remuneration, may solicit proxies personally or by telephone. Kissel-Blake Inc. has been retained by management to assist in the solicitation of proxies for a fee of $14,000 plus reimbursement of expenses. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

     Under the federal securities laws, directors, officers and ten percent stockholders of Sara Lee are required to report to the Securities and Exchange Commission, within specified monthly and annual due dates, their initial ownership in Sara Lee Common Stock, and all subsequent transactions in such stock. Sara Lee believes that during fiscal year 1994 all of such filing requirements were timely satisfied.

                                          By Order of the Board of Directors

                                          Gordon H. Newman
                                          Senior Vice President and Secretary

September 15, 1994

                                                                      APPENDIX A

                              SARA LEE CORPORATION
                    SEVERANCE POLICY FOR CORPORATE OFFICERS
                           EFFECTIVE FEBRUARY 1, 1994

     1. INTRODUCTION. This document sets forth the policy of Sara Lee Corporation ("Corporation") governing severance payments and benefits ("Severance") to be made in the event of the involuntary termination of employment with the Corporation of an officer of the Corporation elected by the Board of Directors and eligible to participate in the Corporation's Long-Term Performance Incentive Plans ("Officer" or "Terminated Officer").

     2. STATEMENT OF GENERAL POLICY. It is the policy of the Corporation that an Officer whose employment with the Corporation has been involuntarily terminated for any reason other than for "Cause" (as defined in Section 3(i) below), death, disability or retirement shall be entitled to specified Severance. This Policy duly recognizes the circumstances of termination, years of service with the Corporation and age on the date of termination as factors to be considered in the determination of the amount of Severance to be paid to a Terminated Officer. The objectives of this Policy are to: (1) provide a Terminated Officer with reasonable compensation to bridge the Terminated Officer until reemployment or normal retirement, and (2) provide reasonable consideration for the release of the Corporation of all claims against it by a Terminated Officer.

     This Policy is inapplicable to a Terminated Officer in circumstances where
(i) the Officer is relieved of his or her responsibility and is immediately offered new employment with the Corporation or is transferred to a subsidiary or affiliate of the Corporation, with the consent of the Officer, (ii) the Corporation divests itself of a subsidiary, division or operation as a going concern which employed the Officer and the employment of the Officer by such division, subsidiary or operation is continued by the new or acquiring entity either on substantially the same financial terms and conditions as prior to the disposition of such division, subsidiary or operation or on such financial terms and conditions acceptable to the Officer, or (iii) the Terminated Officer voluntarily resigns.

     3. CATEGORIES OF TERMINATION OF EMPLOYMENT. The categories of termination, which shall determine the amount of Severance to be paid to a Terminated Officer, are:

          (i) TERMINATION FOR CAUSE ("Category I Termination"). Termination for Cause is a termination of employment by the Corporation when the Officer has willfully engaged in conduct demonstrably and materially injurious to the Corporation or is convicted of or confesses to a crime involving dishonesty, moral turpitude or other disreputable behavior.

          (ii) TERMINATION FOR GOOD REASON ("Category II
     Termination"). Termination for Good Reason is a termination of employment when (a) the Officer is terminated because of unacceptable performance, (b) the Officer's employment is terminated involuntarily due to an organization restructuring which results in the elimination of the Officer's position or function, or (c) the Officer terminates his or her employment at the request of the Corporation.

The characterization of an Officer's termination under this Policy shall be made by the Corporation's Senior Vice President-Human Resources.

     4. SEVERANCE BENEFITS PAYABLE.

     CATEGORY I TERMINATION. An Officer terminated under the circumstances of a Category I Termination shall receive no Severance from the Corporation under this Policy.

     CATEGORY II TERMINATION. An Officer terminated under the circumstances of a Category II Termination shall:

          (A) receive, for each full year of employment with the Corporation or any subsidiary or affiliate of the Corporation (including the years of employment with a corporation acquired by the

     Corporation), three (3) months' salary (in effect on the date of termination), if he or she is an Executive Vice President or an officer senior thereto and a Director of the Corporation; two (2) months' salary (in effect on the date of termination), if he or she is a Senior Vice President; or one (1) month's salary (in effect on the date of termination), if he or she is a Vice President, but in no event shall this Salary Portion of Severance be less than twelve (12) months' salary or more than twenty four (24) months' salary;

          (B) be paid a pro-rata amount (to the effective date of termination of employment) of

             (i) the annual bonus payable under the Annual Bonus Plan of the Corporation in effect with respect to the fiscal year in which the termination of employment shall occur, assuming a Superior level of performance with respect to the non-discretionary portion of such bonus; and

             (ii) the long-term bonus payable under the Long-Term Performance Bonus Plan of the Corporation terminating at the end of the fiscal year closest to the date of termination (forfeiting participation in any long-term bonus plans ending thereafter); and

          (C) at the discretion of the Chief Executive Officer of the Corporation, be paid an additional Salary Portion of Severance up to three
     (3) additional months' salary if the Officer is age 40 years or older but less than age 50 on the date of termination of employment or up to six (6) additional months' salary if the Officer is age 50 or older on the date of termination of employment.

     TERMINATION OF BENEFITS. All Severance shall cease on the earliest of (1) the Terminated Officer's 62nd birthday, provided that he or she is eligible to begin to receive pension benefits under the Sara Lee Corporation Consolidated Pension and Retirement Plan or any other qualified retirement plan of the Corporation (a "Retirement Plan") at age 62, (2) the date the Terminated Officer becomes employed by a competitor of the Corporation or any of its subsidiaries or becomes reemployed by the Corporation and (3) the date the Terminated Officer begins to receive benefits from a Retirement Plan.

     HEALTH COVERAGE. If a Terminated Officer eligible for Severance elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the period such coverage will be offered will not be less than the Severance Period (i.e. the period the Terminated Officer is expected to receive the Salary Portion of Severance) and the Corporation will subsidize the premium for such continuation coverage during the Severance Period to the extent that the Terminated Officer would otherwise be required to pay more for such coverage during that period than a similarly situated active employee would be required to pay for comparable coverage. After the end of the Severance Period, the Terminated Officer will be required to pay the full COBRA premium. If the Terminated Officer is eligible for early retirement under the terms of the Sara Lee Corporation Consolidated Pension and Retirement Plan (or would become eligible if the Severance Period is considered as employment) the Terminated Officer may elect to receive retiree health care coverage.

     PARTICIPATION IN OTHER PLANS. Except as otherwise provided herein, participation in all other plans available to the Executive Benefit Group, including but not limited to, qualified pension plans, stock purchase plans, 401(k) plans and ESOPs, personal accident insurance, travel accident insurance, short and long term disability insurance and accidental death and dismemberment insurance, shall cease on the Officer's date of termination. Non-qualified supplemental ESOP and pension benefits will be provided to a Terminated Officer eligible for Severance through the Corporation's Supplemental Benefit Plan by treating the Severance Period as a period of employment with the Corporation. The Corporation shall continue to pay premiums during the Severance Period on any policy purchased by such a Terminated Officer under the Executive Life Insurance Program and will continue to pay premiums after the Severance Period pursuant to the Executive Life Insurance Program if the Terminated Officer is eligible for early retirement or becomes eligible for early retirement during the Severance Period. Any stock option awards such Terminated Officer received prior to the date of termination shall continue to vest during the Severance Period pursuant to the terms of the stock option plan. Any stock option awards that vest prior to the end of the Severance Period must be exercised by the Terminated Officer within the applicable periods specified in the option plan. A Terminated Officer who continues to be eligible for Severance shall continue to participate in the Estate Builder Plan at the Target Rate. The Terminated Officer can surrender the Corporation car at termination of employment or purchase the car from the Corporation at the car's then fair market value. Reimbursement of club memberships and expenses incurred after the Terminated Officer terminates employment shall cease on the termination of employment and the Matching Grant Program shall also terminate at termination of employment.

     5. MODE OF PAYMENT OF SEVERANCE. The Salary Portion of the Severance shall be paid bi-weekly in accordance with the Corporation's Corporate Office pay schedule, unless the Chief Executive Officer of the Corporation, at his sole discretion, shall elect to pay the Salary Portion in a lump sum payment or a combination of bi-weekly payments and a lump sum payment. The bonus payment segment, if any, of the Severance shall be paid to the Terminated Officer on the same date the active participants under the bonus plans are paid.

     6. RELEASE AGREEMENT. No benefits under this Policy shall be payable to any Terminated Officer until the Terminated Officer and the Corporation have executed a release (in a form approved by the Corporation) of all of such Terminated Officer's then existing rights and legal claims against the Corporation and the payment of benefits under this Policy shall be subject to the terms and conditions of such release agreement.

     7. DEATH OF TERMINATED OFFICER. In the event that the Terminated Officer shall die prior to the completion of the payments of the Salary Portion and prior to the payment of the bonus payment segment of the Severance, the Terminated Officer's estate or beneficiary, whichever is applicable, shall be paid the remaining payments of the Salary Portion and the unpaid bonus payment. Such payments shall not affect or reduce any other death benefits which the Terminated Officer's estate or beneficiary shall be entitled to receive under other plans of the Corporation.

     8. POLICY INTERPRETATIONS AND VARIATIONS. The Compensation and Employee Benefits Committee of the Corporation shall administer this Policy, the Committee or its representative shall decide any issues and disputes arising under this Policy, and the decision of the Committee shall be binding and conclusive on the Terminated Officer and the Corporation. Any variations from the Policy may only be made by the Committee in its sole discretion.
- - -------------------------

As revised by the Compensation and Employee Benefits Committee on January 27, 1994.

                                                     [SARA LEE CORPORATION LOGO]

                                                Three First National Plaza
                                                Chicago, Illinois 60602-4260

                                   Notice of
                                      1994
                                 Annual Meeting
                              of Stockholders and
                                Proxy Statement

 ______________________________________________________________________________
|                                                                              |
|                                                                              |
|                      10 A.M., THURSDAY, OCTOBER 27, 1994                     |
|                                                                              |
|                                                                              |
|                                                                              |
|          PLEASE NOTE THAT THE PLACE OF THE ANNUAL MEETING WILL BE AT         |
|                         THE ART INSTITUTE OF CHICAGO                         |
|                           ARTHUR RUBLOFF AUDITORIUM                          |
|               COLUMBUS DRIVE BETWEEN MONROE AND JACKSON STREETS              |
|                               CHICAGO, ILLINOIS                              |
|______________________________________________________________________________|




                             YOUR VOTE IS IMPORTANT
                      Please sign and promptly return your
                         proxy in the enclosed envelope

                                                       SARA LEE CORPORATION
                               PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY / /


1. Election of Directors                                         For All
Paul A. Allaire, Frans H.J.J. Andriessen,       For   Withheld   Except     2. Proposed amendments to the      For  Against  Abstain
John H. Bryan, Duane L. Burnham, Charles W.     / /     / /     Nominee(s)     Employee Stock Purchase Plan,   / /    / /      / /
Coker, Willie D. Davis, Donald J. Franceschini,                 written        as amended.
Allen F. Jacobson, Vernon E. Jordan, Jr., James                 below
L. Ketelsen, Hans B. van Liemt, Joan D. Manley,                             3. Ratify the appointment of       For  Against  Abstain
C. Steven McMillan, Newton N. Minow, Michael E.                 __________     Arthur Anderson LLP as          / /    / /      / /
Murphy, Sir Arvi H. Parbo A.C., Rozanne L.                                     independent public accountants.
Ridgway and Richard L. Thomas.
 ___________________________________________________                        4. Stockholder proposal            For  Against  Abstain
|The Board of Directors recommends a vote FOR       |                          concerning annual executive     / /    / /      / /
| propsals 1,2,and 3 and AGAINST proposals 4 and 5. |                            compensation.
|                                                   |
|___________________________________________________|
                             Dated ________, 1994                           5. Stockholder proposal            For  Against  Abstain
________________________________________________                               concerning Sara Lee's           / /    / /      / /
Signature                                                                      severance policy.
________________________________________________
Signature

NOTE: Please sign exactly as your name or names appear on the               THIS PROXY WILL BE VOTED IN ACCORDANCE WITH
reverse side.  For joint accounts, each owner should sign.                  SPECIFICATION MADE. IF NO CHOICES ARE INDICATED,
When signing as executor, administator, attorney, trustee or                THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2, AND
guardian, etc., please give your full title.                                3 AND AGAINST PROPOSALS 4 AND 5.
__________________________________________________________________________________________________________________________________
                                                      Detach Proxy Card Here


                                                         Admission Ticket


                                                       Sara Lee Corporation

                                                  Annual Meeting of Stockholders

                                                    Thursday, October 27, 1994

                                                              10 a.m.

                                                   The Art Institute of Chicago

                                                     Arthur Rubloff Auditorium

                                         Columbus Drive between Monroe and Jackson streets

                                                         Chicago, Illinios



Your vote is important. Please complete, date, sign and detach the proxy card and promptly return it in the enclosed envelope.

                             SARA LEE CORPORATION

  PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, OCTOBER 27, 1994


THE UNDERSIGNED HEREBY APPOINTS JOHN H. BRYAN, MICHAEL E. MURPHY AND GORDON H. NEWMAN, OR ANY OF THEM, AS THE UNDERSIGNED'S PROXY OR PROXIES, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK OF SARA LEE CORPORATION WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN THE ART INSTITUTE OF CHICAGO, ARTHUR RUBLOFF AUDITORIUM, COLUMBUS DRIVE BETWEEN MONROE AND JACKSON STREETS, CHICAGO, ILLINOIS, ON OCTOBER 27, 1994, AT 10:00 A.M., CHICAGO TIME, AND ANY ADJOURNMENTS THEREOF, AS FULLY AS THE UNDERSIGNED COULD IF PERSONALLY PRESENT, UPON THE PROPOSALS SET FORTH ON THE REVERSE SIDE HEREOF AND TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING REVOKING ANY PROXY OR PROXIES HERETOFORE GIVEN.



    IMPORTANT -- This Proxy must be signed and dated on the reverse side.
_______________________________________________________________________________